EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Compensation Committee

HCC Insurance Holdings, Inc.

2013 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the Registration Statement of HCC Insurance Holdings, Inc. on Form S-8 (No. 333-190484) of our Report dated June 30, 2014, on our audit of the financial statements of the HCC Insurance Holdings, Inc. 2013 Employee Stock Purchase Plan as of December 31, 2013, and for the period from May 22, 2013 through December 31, 2013, which report is included in this Annual Report on Form 11-K.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
June 30, 2014